FEDNAT HOLDING COMPANY REPORTS
THIRD QUARTER OF 2018 RESULTS

Sunrise, Florida, November 6, 2018 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and nine months ended September 30, 2018.

Q3 2018 highlights (as measured against the same three-month period last year, except where noted):

•	Net income of $8.0 million or $0.62 per diluted share.

•	Annualized return on equity of 12.1%, excluding investment gains.

•	17.1% decrease in loss and loss adjustment expenses to $62.5 million.

•	$4.1 million of claims, net of recoveries, from Hurricane Florence, Tropical Storm Gordon and other severe weather events.

•	Gross written premiums of $139.0 million.

•	22.0% increase in net premiums earned to $98.5 million.

•	Quarter-end Florida homeowners’ in-force policies of approximately 249,000.

•	50.7% increase in non-Florida homeowners’ in-force policies to approximately 41,000.

•	Investment gains of $1.8 million, including unrealized gains across our equity portfolio.

•
Reduced staffing by 15 positions during the quarter, representing approximately $0.9 million in annual savings as a result of our continued focus on maximizing operational efficiencies in our core lines of business. Year-to-date decreased 85 positions representing approximately $5.1 million in annual savings.

•
Book value per share increased 3.3% to $17.45 as compared to $16.89 as of June 30, 2018. Excluding accumulated other comprehensive income, book value per share increased 3.5% to $17.91 as of September 30, 2018 from $17.31 as of June 30, 2018, representing annualized growth of 14.0%.

Mr. Michael H. Braun, the Company’s Chief Executive Officer, said regarding the quarter’s results, “We continue to make progress in executing on our long-term growth objectives in a challenging market for Florida homeowners' insurers. Earnings were impacted by net retained losses due to Hurricane Florence and Tropical Storm Gordon and the continued wind-down of our non-core automobile and commercial general liability lines of business which we are exiting. We also took action to strengthen our reserves in our core Homeowners line, in response to elevated fire and lightning claims in recent months. Net income was $8.0 million, or $0.62 cents, in the third quarter compared to last year’s quarterly loss from Hurricane Irma. Revenue increased 18% over last year’s comparable quarter. We improved non-catastrophe underwriting profitability and substantially improved our combined ratio from the prior year quarter. We continue to expand our non-Florida homeowners' business as gross premiums earned increased 54%. I would like to acknowledge and thank our entire team though specifically our claims staff for providing excellent service to our policyholders in the aftermath of Hurricane Michael, which was truly catastrophic in nature.”

Mr. Braun added, “We are in a good position to deliver an improved performance in 2019 and beyond. Our new reinsurance program provides strong protection and has already helped reduce our costs and mitigate risk. Our plan is to continue to execute on our strategic priorities to grow market share in our core Homeowners business, increase our presence in nearby coastal states, while continuing to manage our risk. These strategic initiatives combined with our underwriting expertise set the stage for a strong 2019.”

Consolidated

•	Net income of $8.0 million or $0.62 per diluted share during the third quarter of 2018, as compared to net loss of $4.7 million or $0.36 per diluted share during the third quarter of 2017.

•
Comparing to June 30, 2018, book value per share increased $0.56 to $17.45 at September 30, 2018. The increase was predominantly driven by income of $0.62 per share, as noted above, offset by an increase in our accumulated other comprehensive loss of $0.04 per share.

Revenues

•
Total revenue increased $12.1 million or 12.3%, to $110.8 million for the three months ended September 30, 2018, compared with $98.7 million for the three months ended September 30, 2017. The increase was primarily driven by lower ceded premiums due to decreased reinsurance spend, partially offset by a decline in gross premiums earned and lower recognized investment gains for the three months ended September 30, 2018 as compared to the same period in 2017.

•
With focus on profitability and managing our underwriting exposure, gross written premiums decreased $15.8 million, or 10.2%, to $139.0 million in the quarter, compared with $154.8 million for the same three-month period last year. The decrease in premiums written is the result of declining premiums in the non-core businesses we are exiting, Automobile and commercial general liability, as well as a decline in homeowners Florida. Our homeowners non-Florida business continues to show exceptional growth year over year, especially in the states of Texas and Louisiana.

•
Gross premiums earned decreased $7.9 million, or 5.2%, to $144.9 million for the three months ended September 30, 2018, as compared to $152.8 million for the three months ended September 30, 2017. The results are a reflection of our decision to exit the Automobile and commercial general liability lines and were partially offset by a 2.3% increase in earned premiums in Homeowners. Additionally, in homeowners Florida, our 10.0% rate increase, effective August 1, 2017, has earned out and homeowners non-Florida continues to grow on an earned basis.

•
Ceded premiums decreased $25.6 million, or 35.5%, to $46.4 million in the quarter, compared to $72.0 million the same three-month period last year. The decrease was primarily driven by lower excess of loss reinsurance spend and lowering the homeowners Florida quota share from 10% to 2% as well as lower ceded premiums in Automobile as a result of decreases in premiums earned during the period.

•
Other income decreased $1.5 million, or 28.9%, to $3.6 million in the quarter, compared with $5.1 million in the same three-month period last year, due to lower commission and brokerage revenue. Commission income decreased as a result of lower Automobile fee income driven by the reduction in premiums earned and, to a lesser extent, lower fee income from other areas of the business. The brokerage revenue decrease is the result of lower excess of loss reinsurance spend from the new reinsurance program, effective July 1, 2018.

Expenses

•
Losses and loss adjustment expenses (“LAE”) decreased $12.9 million, or 17.1%, to $62.5 million for the three months ended September 30, 2018, compared with $75.4 million for the same three-month period last year. The net loss ratio decreased 29.9 percentage points, to 63.4% in the current quarter, as compared to 93.3% in the third quarter of 2017. The lower ratio was the result of the decrease in net losses from severe weather ($6.1 million in the third quarter of 2018, impacts of Hurricane Florence and Tropical Storm Gordon, as compared to $26.9 million in the prior year quarter, impacts of Hurricane Irma and Hurricane Harvey) and the decrease in the size of Automobile ($4.4 million lower losses, including adverse development) driven by the closure of poor performing programs.  These decreases were partially offset by $7.5 million of lower ceded losses related to Homeowners quota share treaties in the third quarter of 2018 as compared to the third quarter of 2017.

•
The net expense ratio decreased 4.5 percentage points, to 36.9% in the current quarter, as compared to 41.4% in the third quarter of 2017. Commissions and other underwriting expenses increased $3.0 million, or 10.5%, to $31.4 million for the three months ended September 30, 2018, compared with $28.4 million for the three months ended September 30, 2017. The increase is made up of lower ceding commissions as a result of homeowners Florida quota share percentage being reduced from 10% to 2% and higher homeowners non-Florida commission costs due to higher premiums earned. These items are offset by lower salaries and wages from the impact of our headcount reduction initiatives.

•
Interest expense increased $0.9 million to $1.0 million for the three months ended September 30, 2018, compared with $0.1 million in the prior year period. The increase in interest expense is the result of the Company issuing $45.0 million of senior notes, late in December 2017. During the third quarter of 2017, the Company only had $5.0 million of debt on its balance sheet.

Line of Business Results

•
Homeowners’ net income for the current quarter was $8.2 million, which included 32.6% growth in net premiums earned compared to the third quarter of 2017. The combined ratio for the current quarter was 93.6%, which includes strengthening of loss reserves related to higher level of fire and lightning related losses.

•
Automobile's net loss for the third quarter of 2018 was $1.4 million, as compared with a loss of $1.2 million in the prior year quarter, driven by prior year reserve development and our ongoing exit from this line of business. During the quarter, the Company finalized a novation agreement to transfer all in-force policies and renewal rights of its Texas Automobile book of business to a third party, effective August 1, 2018.

•
Other’s net income of $1.2 million in the third quarter of 2018, includes $3.1 million of net investment income, $1.8 million of investment gains and $1.0 million of interest expense, as well as adverse prior year development in our commercial general liability book of business.

Subsequent Events

•
On October 10, 2018, Hurricane Michael made landfall in the panhandle region of Florida. The Company currently estimates that its aggregate gross losses as a result of Hurricane Michael will be approximately $275 million according to preliminary post landfall catastrophe model estimates. The Company believes that its losses, including both Florida and Non-Florida exposures, net of reinsurance, should not exceed its first event pre-tax retention amount of $23 million. For additional information, refer to the Company's Form 8-K dated October 15, 2018.

•
In conjunction with the Company’s post-hurricane season capital management planning, effective October 1, 2018, FNIC has adjusted the cession percentage on its current quota share treaty, which became effective on July 1, 2018, from 2% to 10%. No other terms of the treaty were modified. This treaty covers FNIC’s Florida homeowners book of business, on an in-force, new and renewal basis, and excludes named storms. For additional information on this treaty, refer to the Company's Form 8-K dated June 29, 2018.

Conference Call Information
The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, November 7, 2018. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 2775258

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results. The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which currently operates in Georgia, Texas, Alabama, and Florida, pending our withdrawal. The “Other” line of business primarily consists of our commercial general liability (pending our withdrawal) and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

•	Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;

•	Descriptions of plans or objectives of management for future operations, insurance products or services;

•	Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and

•	Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez (954) 308-1341

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Net premiums earned	$98,493	$80,764	$264,159	$245,978
Net investment income	3,137	2,603	9,058	7,481
Net realized and unrealized investment gains (losses)	1,760	6,101	916	8,644
Direct written policy fees	3,796	4,098	10,685	13,617
Other income	3,646	5,131	14,833	14,190
Total revenues	110,832	98,697	299,651	289,910

Costs and expenses:
Losses and loss adjustment expenses	62,457	75,367	156,098	188,683
Commissions and other underwriting expenses	31,373	28,386	91,467	86,883
General and administrative expenses	5,000	5,042	16,345	14,737
Interest expense	1,032	81	3,139	247
Total costs and expenses	99,862	108,876	267,049	290,550

Income (loss) before income taxes	10,970	(10,179)	32,602	(640)
Income tax expense (benefit)	3,020	(3,781)	8,587	(358)
Net income (loss)	7,950	(6,398)	24,015	(282)
Net income (loss) attributable to non-controlling interest	—	(1,674)	(218)	(1,975)
Net income (loss) attributable to FedNat Holding Company shareholders	$7,950	$(4,724)	$24,233	$1,693

Net Income (Loss) Per Common Share
Basic	$0.62	$(0.36)	$1.90	$0.13
Diluted	$0.62	$(0.36)	$1.88	$0.13

Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,749	13,135	12,775	13,211
Diluted	12,870	13,135	12,866	13,302

Dividends Declared Per Common Share	$—	$0.08	$0.16	$0.24

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands)
Gross premiums written:
Homeowners Florida	$114,441	$126,211	$355,818	$373,875
Homeowners non-Florida	22,062	15,198	59,096	40,381
Automobile	(3,041)	7,176	8,628	37,089
Commercial general liability	1,435	2,546	5,519	8,768
Federal flood	4,125	3,651	11,090	9,412
Total gross premiums written	$139,022	$154,782	$440,151	$469,525

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands)
Gross premiums earned:
Homeowners Florida	$118,603	$121,771	$356,507	$359,147
Homeowners non-Florida	17,984	11,734	47,072	31,064
Automobile	2,766	13,525	17,876	43,932
Commercial general liability	2,122	3,005	7,144	9,339
Federal flood	3,432	2,744	9,640	7,838
Total gross premiums earned	$144,907	$152,779	$438,239	$451,320

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands)
Net premiums earned:
Homeowners	$95,805	$72,266	$252,857	$217,820
Automobile	675	5,648	4,526	19,303
Commercial general liability	2,013	2,850	6,776	8,855
Total net premiums earned	$98,493	$80,764	$264,159	$245,978

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$14,258	$14,707	$42,796	$43,171
All others	4,866	5,853	14,488	17,150
Ceding commissions	(689)	(5,457)	(8,777)	(14,511)
Total commissions	18,435	15,103	48,507	45,810

Automobile	1,466	1,742	4,229	6,653
Homeowners non-Florida	571	371	1,354	983
Total fees	2,037	2,113	5,583	7,636

Salaries and wages	3,147	3,958	11,282	11,361
Other underwriting expenses	7,754	7,212	26,095	22,076
Total commissions and other underwriting expenses	$31,373	$28,386	$91,467	$86,883

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net loss ratio	63.4%	93.3%	59.1%	76.7%
Net expense ratio	36.9%	41.4%	40.8%	41.3%
Combined ratio	100.3%	134.7%	99.9%	118.0%
Gross loss ratio	50.1%	254.4%	108.5%	118.7%
Gross expense ratio	25.6%	25.5%	26.6%	25.7%
Book value per share excluding non-controlling interest	$17.45	$15.93	$17.45	$15.93

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$424,148	$423,238
Debt securities, held-to-maturity, at amortized cost	5,255	5,349
Equity securities, at fair value	19,535	15,434
Total investments	448,938	444,021
Cash and cash equivalents	69,457	86,228
Prepaid reinsurance premiums	134,285	135,492
Premiums receivable, net of allowance	34,286	46,393
Reinsurance recoverable, net	134,736	124,601
Deferred acquisition costs, net	47,395	40,893
Income taxes, net	3,006	9,817
Property and equipment, net	4,120	4,025
Other assets	14,388	13,403
Total assets	$890,611	$904,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$221,114	$230,515
Unearned premiums	296,329	294,423
Reinsurance payable	77,004	71,944
Long-term debt, net of deferred financing costs	44,377	49,251
Deferred revenue	4,913	6,222
Other liabilities	23,938	25,059
Total liabilities	667,675	677,414
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,774,444 and 12,988,247 shares issued and outstanding, respectively	128	130
Additional paid-in capital	140,608	139,728
Accumulated other comprehensive income (loss)	(5,901)	1,770
Retained earnings	88,101	70,009
Total shareholders’ equity attributable to FedNat Holding Company shareholders	222,936	211,637
Non-controlling interest	—	15,822
Total shareholders’ equity	222,936	227,459
Total liabilities and shareholders' equity	$890,611	$904,873

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended September 30,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$136,503	$(3,041)	$5,560	$139,022	$141,409	$7,176	$6,197	$154,782
Gross premiums earned	136,587	2,766	5,554	144,907	133,505	13,525	5,749	152,779
Ceded premiums	(40,782)	(2,091)	(3,541)	(46,414)	(61,239)	(7,877)	(2,899)	(72,015)
Net premiums earned	95,805	675	2,013	98,493	72,266	5,648	2,850	80,764
Net investment income	—	—	3,137	3,137	—	—	2,603	2,603
Net realized and unrealized investment gains (losses)	—	—	1,760	1,760	—	—	6,101	6,101
Direct written policy fees	2,198	1,466	132	3,796	2,204	1,742	152	4,098
Other income	2,613	191	842	3,646	3,183	752	1,196	5,131
Total revenues	100,616	2,332	7,884	110,832	77,653	8,142	12,902	98,697

Costs and expenses:
Losses and loss adjustment expenses	56,856	2,609	2,992	62,457	65,600	7,013	2,754	75,367
Commissions and other underwriting expenses	28,647	1,545	1,181	31,373	24,184	2,978	1,224	28,386
General and administrative expenses	4,187	75	738	5,000	3,915	150	977	5,042
Interest expense	—	—	1,032	1,032	81	—	—	81
Total costs and expenses	89,690	4,229	5,943	99,862	93,780	10,141	4,955	108,876

Income (loss) before income taxes	10,926	(1,897)	1,941	10,970	(16,127)	(1,999)	7,947	(10,179)
Income tax expense (benefit)	2,768	(481)	733	3,020	(6,221)	(771)	3,211	(3,781)
Net income (loss)	8,158	(1,416)	1,208	7,950	(9,906)	(1,228)	4,736	(6,398)
Net income (loss) attributable to non-controlling interest	—	—	—	—	(1,674)	—	—	(1,674)
Net income (loss) attributable to FNHC shareholders	$8,158	$(1,416)	$1,208	$7,950	$(8,232)	$(1,228)	$4,736	$(4,724)

Ratios to net premiums earned:
Net loss ratio	59.3%	386.5%	148.6%	63.4%	90.8%	124.2%	96.6%	93.3%
Net expense ratio	34.3%			36.9%	38.9%			41.4%
Combined ratio	93.6%			100.3%	129.7%			134.7%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Nine Months Ended September 30,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$414,914	$8,628	$16,609	$440,151	$414,256	$37,089	$18,180	$469,525
Gross premiums earned	403,579	17,876	16,784	438,239	390,211	43,932	17,177	451,320
Ceded premiums	(150,722)	(13,350)	(10,008)	(174,080)	(172,391)	(24,629)	(8,322)	(205,342)
Net premiums earned	252,857	4,526	6,776	264,159	217,820	19,303	8,855	245,978
Net investment income	—	—	9,058	9,058	—	—	7,481	7,481
Net realized and unrealized investment gains (losses)	—	—	916	916	—	—	8,644	8,644
Direct written policy fees	5,978	4,229	478	10,685	6,501	6,652	464	13,617
Other income	10,560	1,084	3,189	14,833	8,705	2,661	2,824	14,190
Total revenues	269,395	9,839	20,417	299,651	233,026	28,616	28,268	289,910

Costs and expenses:
Losses and loss adjustment expenses	141,428	6,777	7,893	156,098	159,497	25,119	4,067	188,683
Commissions and other underwriting expenses	83,284	5,021	3,162	91,467	72,073	11,091	3,719	86,883
General and administrative expenses	13,361	275	2,709	16,345	11,288	500	2,949	14,737
Interest expense	100	—	3,039	3,139	247	—	—	247
Total costs and expenses	238,173	12,073	16,803	267,049	243,105	36,710	10,735	290,550

Income (loss) before income taxes	31,222	(2,234)	3,614	32,602	(10,079)	(8,094)	17,533	(640)
Income tax expense (benefit)	7,911	(566)	1,242	8,587	(3,886)	(3,123)	6,651	(358)
Net income (loss)	23,311	(1,668)	2,372	24,015	(6,193)	(4,971)	10,882	(282)
Net income (loss) attributable to non-controlling interest	(218)	—	—	(218)	(1,975)	—	—	(1,975)
Net income (loss) attributable to FNHC shareholders	$23,529	$(1,668)	$2,372	$24,233	$(4,218)	$(4,971)	$10,882	$1,693

Ratios to net premiums earned:
Net loss ratio	55.9%	149.7%	116.5%	59.1%	73.2%	130.1%	45.9%	76.7%
Net expense ratio	38.3%			40.8%	38.3%			41.3%
Combined ratio	94.2%			99.9%	111.5%			118.0%